                                                                    EXHIBIT 12.1
                         CRESTLINE CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                          HISTORICAL             PRO FORMA
                                 --------------------------- --------------------
                                               PERIOD FROM
                                 FIRST THREE  JUNE 21, 1997  FIRST THREE  FISCAL
                                   QUARTERS      THROUGH      QUARTERS     YEAR
                                     1998    JANUARY 2, 1998    1998       1997
                                 ----------- --------------- ----------- --------
Income from operations before ex-
 traordinary items...............   $ 8,620      $   607       $ 32,896  $ 38,090
Add (Deduct):
  Fixed charges..................    17,722       13,496        584,400   775,197
  Capitalized interest...........       --           --             --        (34)
  Amortization of capitalized in-
   terest........................       --           --             --          1
  Minority interest..............       234          436             63       182
                                    -------      -------       --------  --------
Adjusted earnings................   $26,576      $14,539       $617,359  $813,436
                                    =======      =======       ========  ========
Fixed Charges:
  Interest on indebtedness and
   amortization of debt expense
   and premium...................   $17,560      $13,396       $ 16,302  $ 22,933
  Portion of rents representative
   of the interest factor........       162          100        568,098   752,264
                                    -------      -------       --------  --------
Total Fixed Charges..............   $17,722      $13,496       $584,400  $775,197
                                    =======      =======       ========  ========
Ratio of earnings to fixed
 charges.........................      1.50         1.08           1.06      1.05
                                    =======      =======       ========  ========
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